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EXHIBIT 5.1

[Morris, Manning & Martin, LLP Letterhead]

August 13, 2001

CTN Media Group, Inc.
3350 Peachtree Road, Suite 1500
Atlanta, Georgia 30326

  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel for CTN Media Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 1,462,500 shares of the Company's common stock, par value $.005 per share (the "Shares"), issuable pursuant to the Company's 1996 Stock Incentive Plan, 1996 Outside Directors' Stock Option Plan and a Non-Qualified Stock Option Agreement entered into between the Company and Richard Lewis dated May 17, 2001 (collectively, the "Plans").

    This opinion is being furnished in accordance with the requirements of Item 5 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B.

    We have reviewed the Company's certificate of incorporation and the corporate proceedings taken by the Company in connection with the registration of the Shares. Based on such review and assuming the Registration Statement becomes and remains effective, and all applicable state and federal laws are complied with, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

    This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
MORRIS, MANNING & MARTIN, LLP
/s/ Morris, Manning & Martin, LLP

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EXHIBIT 5.1
[Morris, Manning & Martin, LLP Letterhead] August 13, 2001